                                                                     Exhibit 2.1

                                                               EXECUTION VERSION

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                      INVERNESS MEDICAL INNOVATIONS, INC.,

                              IRIS MERGER SUB, INC.

                                       AND

                             CHOLESTECH CORPORATION

                                TABLE OF CONTENTS

ARTICLE 1 The Merger.......................................................    1
   1.1  The Merger.........................................................    1
   1.2  Effective Time; Closing............................................    1
   1.3  Effect of the Merger...............................................    2
   1.4  Articles of Incorporation; Bylaws..................................    2
   1.5  Directors and Officers.............................................    2
   1.6  Effect on Capital Stock............................................    2
   1.7  Exchange of Certificates...........................................    3
   1.8  No Further Ownership Rights in Company Common Stock................    7
   1.9  Restricted Stock...................................................    7
   1.10 Tax Consequences...................................................    7
   1.11 Taking of Necessary Action; Further Action.........................    7
   1.12 Dissenters' Rights.................................................    7

ARTICLE 2 Representations and Warranties of the Company....................    8
   2.1  Organization; Subsidiaries.........................................    8
   2.2  Company Capitalization.............................................    9
   2.3  Obligations With Respect to Capital Stock..........................   10
   2.4  Authority; Non-Contravention.......................................   11
   2.5  SEC Filings; Company Financial Statements..........................   13
   2.6  Absence of Certain Changes or Events...............................   14
   2.7  Taxes..............................................................   15
   2.8  Title to Properties................................................   16
   2.9  Intellectual Property..............................................   17
   2.10 Compliance with Laws...............................................   19
   2.11 Regulatory Matters.................................................   20
   2.12 Warranty Matters; Product Liability................................   22
   2.13 Litigation.........................................................   22
   2.14 Employee Benefit Plans.............................................   22
   2.15 Environmental Matters..............................................   27
   2.16 Certain Agreements.................................................   27
   2.17 Brokers' and Finders' Fees.........................................   29
   2.18 Insurance..........................................................   29
   2.19 Disclosure.........................................................   30
   2.20 Board Approval.....................................................   30
   2.21 Fairness Opinion...................................................   30
   2.22 Accounting System..................................................   30
   2.23 Company Rights Agreement...........................................   31
   2.24 Affiliates.........................................................   31

ARTICLE 3 Representations and Warranties of Parent and Merger Sub..........   31
   3.1  Organization of Parent and Merger Sub..............................   31
   3.2  Parent and Merger Sub Capitalization...............................   32

   3.3  Authority; Non-Contravention.......................................   33
   3.4  SEC Filings; Parent Financial Statements...........................   34
   3.5  Absence of Certain Changes or Events...............................   35
   3.6  Intellectual Property..............................................   35
   3.7  Compliance with Laws...............................................   35
   3.8  Litigation.........................................................   35
   3.9  Disclosure.........................................................   35
   3.10 Brokers' and Finders' Fees.........................................   35
   3.11 Accounting System..................................................   35

ARTICLE 4 Conduct Prior to the Effective Time..............................   35
   4.1  Conduct of Business by the Company.................................   35

ARTICLE 5 Additional Agreements............................................   35
   5.1  Proxy Statement/Prospectus; Registration Statement;
        Antitrust and Other Filings........................................   35
   5.2  Meeting of Shareholders............................................   35
   5.3  Confidentiality; Access to Information.............................   35
   5.4  No Solicitation....................................................   35
   5.5  Public Disclosure..................................................   35
   5.6  Reasonable Efforts; Notification...................................   35
   5.7  Third Party Consents...............................................   35
   5.8  Stock Options; Warrants and ESPP...................................   35
   5.9  Form S-8...........................................................   35
   5.10 Indemnification and Insurance......................................   35
   5.11 Stock Exchange Listing.............................................   35
   5.12 Rights Agreement; Takeover Statutes................................   35
   5.13 Certain Employee Benefits..........................................   35
   5.14 Company Affiliates; Restrictive Legend.............................   35
   5.15 Qualification as a Reorganization..................................   35
   5.16 Section 16 Matters.................................................   35
   5.17 Merger Sub Compliance..............................................   35
   5.18 Resignations.......................................................   35

ARTICLE 6 Conditions to the Merger.........................................   35
   6.1  Conditions to Obligations of Each Party to Effect the
        Merger.............................................................   35
   6.2  Additional Conditions to Obligations of the Company................   35
   6.3  Additional Conditions to the Obligations of Parent and
        Merger Sub.........................................................   35

ARTICLE 7 Termination, Amendment and Waiver................................   35
   7.1  Termination........................................................   35
   7.2  Notice of Termination; Effect of Termination.......................   35
   7.3  Fees and Expenses..................................................   35
   7.4  Amendment..........................................................   35
   7.5  Extension; Waiver..................................................   35

ARTICLE 8 General Provisions...............................................   35
   8.1  Non-Survival of Representations and Warranties.....................   35
   8.2  Notices............................................................   35
   8.3  Interpretation; Certain Defined Terms..............................   35
   8.4  Counterparts.......................................................   35
   8.5  Entire Agreement; Third-Party Beneficiaries........................   35
   8.6  Severability.......................................................   35
   8.7  Other Remedies; Specific Performance; Fees.........................   35
   8.8  Governing Law; Submission to Jurisdiction..........................   35
   8.9  Rules of Construction..............................................   35
   8.10 Assignment.........................................................   35
   8.11 Waiver of Jury Trial...............................................   35

                      AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is made and entered into as of June 4, 2007, among Inverness Medical Innovations, Inc., a Delaware corporation ("PARENT"), Iris Merger Sub, Inc., a California corporation and a wholly owned first-tier subsidiary of Parent ("MERGER SUB"), and Cholestech Corporation, a California corporation (the "COMPANY").

                                    RECITALS

     A. The respective Boards of Directors of Parent, Merger Sub and the Company have unanimously approved this Agreement and the merger of Merger Sub with and into the Company (the "MERGER") upon the terms and subject to the conditions of this Agreement and in accordance with the California General Corporation Law (the "CGCL").

     B. For United States federal income tax purposes, the Merger is intended to qualify as a reorganization described in section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

     C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain shareholders of the Company are entering into Voting Agreements with Parent in the form of Exhibit A (the "VOTING AGREEMENTS").

     In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

                                    ARTICLE 1
                                   THE MERGER

     1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement and the applicable provisions of the CGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION").

     1.2 EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing an agreement of merger consistent with this Agreement, together with an officer's certificate of each constituent corporation, each in a form reasonably satisfactory to the parties, with the Secretary of State of the State of California in accordance with the relevant provisions of the CGCL (the "MERGER DOCUMENTS") (the time of such filing (or such later time as may be agreed in writing by the Company and Parent and specified in the Merger Documents) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as defined below). The closing of the Merger (the "CLOSING") shall take place at the offices of Foley Hoag LLP, Seaport World Trade Center West, 155 Seaport Boulevard, Boston, Massachusetts, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article 6 (other than those that by their nature must be satisfied at the

Closing), or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

     1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the CGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 ARTICLES OF INCORPORATION; BYLAWS.

          (a) The Merger Documents shall provide that, at the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be in the form of the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time; provided, however, that as of the Effective Time, Article First of the Articles of Incorporation of the Surviving Corporation shall read:
"The name of the corporation is Cholestech Corporation."

          (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 DIRECTORS AND OFFICERS. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

     1.6 EFFECT ON CAPITAL STOCK. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

          (a) Conversion of Company Common Stock.

               (i) Each share of common stock, no par value, of the Company ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b) and any "Dissenting Shares" (as defined, and to the extent provided in Section 1.12(a)), will be canceled and extinguished and automatically converted into the right to receive the number of shares of common stock, par value $0.001 per share, of Parent ("PARENT COMMON STOCK") equal to the "Exchange Ratio" (as defined in Section 1.6(a)(ii) below) (the "MERGER CONSIDERATION"), upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof, a cash payment shall be made pursuant to Section 1.7(e). Unless otherwise stated or otherwise indicated by the context, all references in this Agreement to "COMPANY COMMON STOCK" shall be deemed to include the associated preferred share purchase rights ("RIGHTS") issued pursuant to the Amended and Restated Preferred Share Rights Agreement, dated January 1, 2005, between the Company and Computershare Investor Services, LLC, as Rights Agent, as amended (the "RIGHTS AGREEMENT").

               (ii) For purposes of this Agreement, the "EXCHANGE RATIO" shall be equal to 0.43642, subject to adjustment as set forth in Section 1.6(e).

          (b) CANCELLATION OF COMPANY-OWNED AND PARENT-OWNED STOCK. Each share of Company Common Stock held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c) STOCK OPTIONS; WARRANTS; EMPLOYEE STOCK PURCHASE PLAN. At the Effective Time, all options to purchase Company Common Stock then outstanding, whether under the Company's 1997 Stock Incentive Program, 1999 Nonstatutory Stock Option Plan or 2000 Stock Incentive Program (collectively, the "COMPANY OPTION PLANS") or pursuant to another Company compensatory plan or otherwise (each such option, whether issued pursuant to the Company Option Plans or otherwise, a "COMPANY OPTION"), and each warrant then outstanding to acquire Company Common Stock (the "COMPANY WARRANTS") shall be assumed by Parent in accordance with Section 5.8. At the Effective Time, Parent shall assume each of the Company Stock Option Plans, subject to adjustment as provided therein such that options granted under each such plan after the Effective Time, if any, shall be exercisable for the purchase of Parent Common Stock. Rights outstanding under the Company's 2002 Employee Stock Purchase Plan (the "COMPANY ESPP") shall be treated as set forth in Section 5.8 of this Agreement.

          (d) CAPITAL STOCK OF MERGER SUB. Each share of common stock, no par value, of Merger Sub ("MERGER SUB COMMON STOCK"), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of shares of capital stock of the Surviving Corporation.

          (e) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

     1.7 EXCHANGE OF CERTIFICATES.

          (a) EXCHANGE AGENT. Parent shall select an institution reasonably acceptable to the Company to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

          (b) EXCHANGE FUND. Promptly after the Effective Time, Parent shall make available to the Exchange Agent, for exchange in accordance with this
Article 1, the Merger Consideration issuable pursuant to Section 1.6 in exchange for outstanding shares of Company

Common Stock and any payment in lieu of fractional shares that such holders have the right to receive pursuant to Section 1.7(e) (the "EXCHANGE FUND").

          (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates ("CERTIFICATES") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock which were converted into shares of Parent Common Stock pursuant to Section 1.6 and to each holder of Dissenting Shares, (i) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which letter shall be reasonably acceptable to the Company),
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, and (iii) such notification as may be required under the CGCL to be given to the holders of Dissenting Shares. Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted at the Effective Time (and any payment in lieu of fractional shares that such holders have the right to receive pursuant to Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d)), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the number of whole shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted (and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d)). No interest will be paid or accrued on any cash in lieu of fractional shares of Parent Common Stock or on any unpaid dividends or distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

          (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the holders of certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.7(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

          (e) FRACTIONAL SHARES. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of a share of Parent Common Stock for the ten most recent days that Parent Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the American Stock Exchange.

          (f) REQUIRED WITHHOLDING. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement (as defined in Section 2.2(d)). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

          (g) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the Merger Consideration into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.6, (and cash for fractional shares, if any, as may be required pursuant to Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d)); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such Merger Consideration, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

          (h) NO LIABILITY. Notwithstanding anything to the contrary in this
Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to any holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (i) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for 12 months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with the provisions of this Section 1.7 shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 1.7(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 1.7(d), in each case, without any interest thereon.

     1.8 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued in accordance with the terms hereof (and any payments in respect thereof pursuant to Sections 1.7(d) and 1.7(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Parent or the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

     1.9 RESTRICTED STOCK. If any shares of Company Common Stock that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares ("COMPANY RESTRICTED STOCK") may be forfeited or repurchased by the Company upon any termination of the holder's employment, directorship or other relationship with the Company (and/or any affiliate of the Company) under the terms of any restricted stock purchase agreement or other agreement with the Company that does not by its terms provide that such repurchase option, risk of forfeiture or other condition fully lapses upon consummation of the Merger, then the shares of Parent Common Stock issued upon the conversion of such shares of Company Common Stock in the Merger will, unless otherwise accelerated by their terms as a result of the Merger, continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions. The Company shall use its commercially reasonable efforts to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement. A listing of the holders of Company Restricted Stock, together with the number of shares and the vesting schedule of Company Restricted Stock held by each, is set forth in Part 1.9 of the Company Disclosure Schedule.

     1.10 TAX CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization described in section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations (the "TREASURY REGULATIONS").

     1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation shall be authorized to take all such lawful and necessary action.

     1.12 DISSENTERS' RIGHTS.

          (a) Notwithstanding any provision of this Agreement to the contrary other than Section 1.12(b), any shares of Company Common Stock held by a holder who, subject to and in accordance with Section 1300 et seq. of the CGCL, has duly demanded the Company to purchase such holder's shares of Company Common Stock pursuant to the CGCL and has complied with all of the provisions of the CGCL concerning the right of such holder to demand the Company to purchase such holder's shares of Company Common Stock and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("DISSENTING SHARES"), shall not be converted into or represent the right to receive Merger Consideration pursuant to Section 1.6, but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under the CGCL.

          (b) Notwithstanding the provisions of Section 1.6(a), if any holder of shares of Company Common Stock who demands purchase of such shares under the CGCL shall effectively withdraw or lose (through failure to perfect or otherwise) such right to demand purchase, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive, upon surrender of the certificate representing such shares pursuant to Section 1.7, Merger Consideration as provided in Section 1.6(a) (and any payment in lieu of fractional shares that such holders have the right to receive pursuant to Section 1.7(e) and any dividends or distributions payable pursuant to Section 1.7(d) as though such shares had been so converted as of the Effective Time), in each case without interest thereon.

          (c) The Company shall give Parent (i) prompt notice of any demands for purchase of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to the CGCL which relate to any such demand for purchase and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for purchase under the CGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for purchase of Company Common Stock or settle, offer to settle or otherwise negotiate any such demands.

                                    ARTICLE 2
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Merger Sub as set forth in this Article 2, subject to any exceptions stated in the disclosure schedule delivered by the Company to Parent dated as of the date hereof (the "COMPANY DISCLOSURE SCHEDULE"). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article 2 and the disclosure in any section or paragraph shall qualify such sections and paragraphs, as well as other sections and paragraphs in this Article 2 only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

     2.1 ORGANIZATION; SUBSIDIARIES.

          (a) The Company and each of its subsidiaries (which subsidiaries are identified on Part 2.1 of the Company Disclosure Schedule) (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) except as would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3(c)) on the Company, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

          (b) Neither the Company nor any of the other corporations identified in Part 2.1 of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity, other than the entities identified in Part
2.1 of the Company Disclosure Schedule. Neither the Company nor any of its subsidiaries has agreed or is obligated to make, or is bound by any written or oral agreement, contract, lease, instrument, note, option, warranty, purchase order, license, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect, under which it may become obligated to make any future investment in or capital contribution to any other entity. Neither the Company, nor any of its subsidiaries, has, at any time, been a general partner of any general partnership, limited partnership or other entity. Part 2.1 of the Company Disclosure Schedule indicates the jurisdiction of organization of each entity listed therein and the Company's direct or indirect equity interest therein.

          (c) The Company has delivered or made available to Parent a true and correct copy of the Articles of Incorporation and Bylaws of the Company and similar governing instruments of each of its subsidiaries, each as amended to date (collectively, the "COMPANY CHARTER DOCUMENTS"), and each such instrument is in full force and effect. The Company has not taken any action in violation of any of the provisions of the Articles of Incorporation and Bylaws of the Company. None of the Company's subsidiaries have taken any action in violation of its respective governing instruments, except as would not reasonably be expected to have a Material Adverse Effect on the Company.

     2.2 COMPANY CAPITALIZATION.

          (a) The authorized capital stock of the Company consists solely of 25,000,000 shares of Company Common Stock, of which there were 15,681,174 shares issued and outstanding as of the close of business on May 31, 2007, and 5,000,000 shares of preferred stock, no par value, of which no shares are issued or outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement or document to which the Company is a party or by which it is bound. As of the date of this Agreement, there are no shares of Company Common Stock held in treasury by the Company. From and after the Effective Time, the shares of Parent Common Stock issued in exchange for any shares of Company Restricted Stock will, without any further act of Parent, the Company or any other person, become subject to the restrictions, conditions and other provisions of such Company Restricted Stock, and Parent will automatically succeed to and become entitled to exercise the Company's rights and remedies under such Company Restricted Stock.

          (b) As of the close of business on May 31, 2007, (i) 1,750,015 shares of Company Common Stock are subject to issuance pursuant to outstanding Company Options for an aggregate exercise price of $19,326,064.39, (ii) no shares of Company Common Stock are subject to issuance pursuant to outstanding Company Warrants and (iii) 92,674 shares of Company Common Stock are reserved for future issuance under the Company ESPP. Part 2.2(b) of the Company Disclosure Schedule sets forth the following information with respect to Company Options and Company Warrants outstanding as of the date of this Agreement: (i) the number of shares of Company Common Stock subject to Company Options or Company Warrants; (ii) the exercise prices of such Company Options or Company Warrants; (iii) the dates on which such Company Options or Company Warrants were granted or assumed; (iv) the Company Option Plan pursuant to which such Company Options were granted; and (v) whether, and to what extent, the exercisability of such Company Options or Company Warrants will be accelerated upon consummation of the transactions contemplated by this Agreement or any termination of employment thereafter.

          (c) The Company has made available to Parent an accurate and complete copy of the Company Option Plans and each form of stock option agreement evidencing any Company Options and an accurate and complete copy of each Company Warrant. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Part 2.2(b) of the Company Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option upon consummation of the Merger or any termination of employment thereafter.

          (d) All outstanding shares of Company Common Stock, all outstanding Company Options, all outstanding Company Warrants and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Legal Requirements and (ii) except as would not reasonably be expected to have a Material Adverse Effect on the Company, all requirements set forth in applicable agreements or instruments. For the purposes of this Agreement, "LEGAL REQUIREMENTS" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic (each, a "GOVERNMENTAL ENTITY").

     2.3 OBLIGATIONS WITH RESPECT TO CAPITAL STOCK. Other than as set forth in
Section 2.2, as of the date hereof there are no equity securities, partnership interests or similar ownership interests of any class of Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities the Company owns free and clear of all claims and Encumbrances (as defined below), directly or indirectly through one or more subsidiaries, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Part 2.2 or
Part 2.3 of the Company Disclosure Schedule, as of the date hereof there are no subscriptions, options, warrants, equity securities, convertible debt, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Except as contemplated by this Agreement and the Rights Agreement, there are no registration rights, and there is no voting trust, proxy, rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

     For purposes of this Agreement, (a) "ENCUMBRANCES" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset (other than those imposed by U.S. federal or state and foreign securities laws), any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) and (b) "PERMITTED ENCUMBRANCES" means any or all of the following: (i) liens for Taxes (as defined in Section 2.7) and other similar governmental charges and assessments which are not yet delinquent or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established; (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable; (iii) Encumbrances imposed on the underlying fee interest in leased property of the Company; (iv) zoning, entitlement, building and other land use regulations imposed by Governmental Entities that do not materially interfere with the use or operation of the property subject thereto; (v) Encumbrances reflected in the Company Financials; and (vi) Encumbrances which, individually or in the aggregate, are not material in character, amount or extent.

     2.4 AUTHORITY; NON-CONTRAVENTION.

          (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject only to the approval of the principal terms of the Merger by the required vote of the Company's shareholders (the "COMPANY SHAREHOLDER APPROVAL"), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the Company Shareholder Approval and the filing of the Merger Documents pursuant to the CGCL. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is sufficient for the Company's shareholders to approve the principal terms of the Merger, and no other approval of any holder of any securities of the Company is required in connection with the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

          (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company Charter Documents, (ii) subject to obtaining the Company Shareholder Approval and compliance with the requirements set forth in
Section 2.4(c), conflict with or violate any material Legal Requirement applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective material properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's (or a subsidiary's) rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (other than a Permitted Encumbrance) on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties are bound or affected, except in the case of this clause (iii) as would not reasonably be expected to have a Material Adverse Effect on the Company.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other person is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Merger Documents with the Secretary of State of the State of California, (ii) the filing of the Proxy Statement/Prospectus (as defined in Section 2.19) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the effectiveness of the Registration Statement (as defined in Section 2.19),
(iii) the filing of Notification and Report Forms with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), together with the filing of any other comparable pre-merger notification forms required by the merger notification or control laws of any other applicable jurisdiction, as agreed by the parties hereto, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the securities or antitrust laws of any foreign country, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to the Company or Parent or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     2.5 SEC FILINGS; COMPANY FINANCIAL STATEMENTS.

          (a) Since January 1, 2004, the Company has filed all forms, reports and documents required to be filed by the Company with the SEC and (if and to the extent such forms, reports and documents are not available on EDGAR) has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the "COMPANY SEC REPORTS." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if subsequently amended or superseded by a filing prior to the date of this Agreement, then on the date of such subsequent filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "COMPANY FINANCIALS"), including each Company SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the requirements of Form 10-Q or Form 8-K or any successor form under the Exchange Act) and (iii) fairly presented the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of the Company's operations, cash flows and shareholders' equity for the periods indicated, except that the unaudited interim financial statements may not contain all the footnotes required by GAAP for audited statements, and were or are subject to normal and recurring year-end adjustments that the Company does not expect to be material, individually or in the aggregate. The balance sheet of the Company contained in the Company SEC Reports as of December 29, 2006 is hereinafter referred to as the "COMPANY BALANCE SHEET." Neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) except for (i) liabilities reflected on the Company Balance Sheet, (ii) liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices, (iii) liabilities incurred in connection with this Agreement and (iv) liabilities that would not reasonably be expected to have a Material Adverse Effect on the Company.

          (c) The Company has not been notified by its independent registered public accounting firm or by the staff of the SEC that such firm or the staff of the SEC, as the case may be, is of the view that any financial statement included in any registration statement filed by the Company under the Securities Act or any periodic or current report filed by the Company under the Exchange Act should be restated, or that the Company should modify its accounting in future periods in a manner that would be materially adverse to the Company.

          (d) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 (the "SARBANES-OXLEY ACT") that are applicable to the Company, and any related rules and regulations promulgated by the SEC. The Company's disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) and internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) are effective in all material respects. Neither the Company nor, to the Company's knowledge, its independent auditors have identified (i) any significant deficiency or material weakness in the Company's internal control over financial reporting, (ii) any fraud, whether or not material, that involves the Company's management or other employees who have a role in the preparation of financial statements or the Company's internal control over financial reporting or (iii) any claim or allegation regarding any of the foregoing. Since December 29, 2006, there has not been any change in the Company's internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

     2.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Company Balance Sheet, there has not been: (i) any Material Adverse Effect with respect to the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company's capital stock or any other securities of the Company or its subsidiaries or any grant or issuance of any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees or service providers following their termination of service pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of the Company's or any of its subsidiaries' capital stock, (iv) other than in the ordinary course of business consistent with past practice, any granting by the Company or any of its subsidiaries of any increase in compensation or fringe benefits to any of their officers or employees, or any payment by the Company or any of its subsidiaries of any bonus to any of their officers or employees, or any granting by the Company or any of its subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby or any acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of the Company's capital stock or any acceleration or release of any right to repurchase shares of the Company's capital stock upon the termination of employment or services with the Company,
(v) any material change or alteration in the policy of the Company relating to the granting of stock options or other equity compensation to its employees and consultants, (vi) entry by the Company or any of its subsidiaries into, or material modification, amendment or cancellation of, any development services, licensing, distribution, sales, services or other similar agreement with respect to any material Company Intellectual Property Rights (as defined in Section 2.9) other than in the ordinary course of business consistent with past practices,
(vii) any acquisition, sale or transfer of any material asset by the Company or any of its subsidiaries other than in the ordinary course of business consistent with past practices, (viii) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (ix) any material revaluation by the Company of any of its material assets, including writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices.

     2.7 TAXES.

          (a) The Company and each of its subsidiaries have timely filed all material Tax Returns required to be filed by or on behalf of the Company and each of its subsidiaries; such Tax Returns were accurate and complete in all material respects; and the Company and each of its subsidiaries have paid all material Taxes due and owing (whether or not shown on such Tax Returns).

          (b) The Company and each of its subsidiaries have withheld and paid all material Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

          (c) Neither the Company nor any of its subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return.

          (d) Neither the Company nor any of its subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

          (e) Neither the Company nor any of its subsidiaries has received from any taxing authority any (i) written notice indicating an intent to open an audit or other review with respect to material Taxes or (ii) written notice or deficiency or proposed adjustment for any material amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its subsidiaries.

          (f) No tax audit or administrative or judicial Tax proceeding is pending or presently in progress with respect to a material Tax Return of the Company or any of its subsidiaries.

          (g) The unpaid Taxes of the Company and its subsidiaries did not, as of the date of the Company Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its subsidiaries in filing their Tax Returns.

          (h) Neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment of any (i) "excess parachute payment" within the meaning of Code section 280G (or any corresponding provision of state, local of foreign Tax law) or (ii) any amount that will not be fully deductible as a result of Code section 162(m) or 404 (or any corresponding provision of state, local of foreign Tax law).

          (i) Neither the Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

          (j) Neither the Company nor any of its subsidiaries (A) has been a member of an Affiliated Group (as defined below) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its subsidiaries) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

          (k) Neither the Company nor any of its subsidiaries has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

          (l) Neither the Company nor any of its subsidiaries has distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part by section 355 or 361 of the Code.

          (m) To the Company's knowledge, there is no fact or circumstance, and the Company has no present plan or intention, that would be reasonably likely to prevent the Merger from qualifying as a "reorganization" pursuant to the provisions of section 368 of the Code.

          (n) The Company has made available to Parent correct and complete copies of all foreign, federal and state income tax and all state sales and use Tax Returns filed for the Company and each of its subsidiaries and each of the Company's and its subsidiaries' predecessor entities, if any, filed since March 30, 2001.

     "TAX" or "TAXES" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person.

     "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "AFFILIATED GROUP" means any affiliated group within the meaning of Code section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

     2.8 TITLE TO PROPERTIES.

          (a) Neither the Company nor any of its subsidiaries owns any interest in real property. Part 2.8 of the Company Disclosure Schedule list all real property leases to which the Company or any of its subsidiaries is a party and each amendment thereto that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms (except as such enforceability may be subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies), and there is not, under any of such leases involving the occupancy of more than 10,000 square feet (collectively, the "REAL ESTATE AGREEMENTS"), any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim against the Company or any of its subsidiaries in excess of $250,000.

          (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except for Permitted Encumbrances. Each of the Company's subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except for Permitted Encumbrances.

          (c) The assets owned or leased by the Company and its subsidiaries include all of the material assets, rights and properties necessary for, and all of the assets, rights and properties used or held for use by the Company, its subsidiaries or any other person in, carrying out the Company's business as currently conducted, including the design, development, marketing, production, upgrade, revision, maintenance, licensing or manufacture of any of the products of the Company or any of its subsidiaries under an FDA-compliant quality system. None of such assets and properties that are material to the Company and its subsidiaries taken as a whole is in the possession, custody or control of any person other than the Company and its subsidiaries.

     2.9 INTELLECTUAL PROPERTY. For purposes of this Agreement, the following terms shall have the definitions set forth below:

     "COMPANY INTELLECTUAL PROPERTY RIGHTS" means all intellectual property rights used by the Company and its subsidiaries in the conduct of their business, including, without limitation: (i) all trademarks, service marks, trade names, Internet domain names, trade dress, and the goodwill associated therewith, and all registrations or applications for registration thereof (collectively, the "COMPANY MARKS"); (ii) all patents, patent applications and continuations (collectively, the "COMPANY PATENTS"); (iii) all copyrights, database rights and moral rights in both published works and unpublished works, including all such rights in software, user and training manuals, marketing and promotional materials, internal reports, business plans and any other expressions, mask works, firmware and videos, whether registered or unregistered, and all registrations or applications for registration thereof (collectively, the "COMPANY COPYRIGHTS"); and (iv) trade secret rights and rights to confidential information, including such rights in inventions (whether or not reduced to practice), know-how, customer lists, technical information, proprietary information, technologies, processes and formulae, software, data, plans, drawings and blue prints, whether tangible or intangible and whether stored, compiled, or memorialized physically, electronically, photographically, or otherwise (collectively, the "COMPANY SECRET INFORMATION"). For purposes of this Section 2.9, "SOFTWARE" means any and all: (w) computer programs and applications, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (x) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (y) descriptions, flow-charts, library functions, algorithms, architecture, structure, display screens and development tools, and other information, work product or tools used to design, plan, organize or develop any of the foregoing and (z) all documentation, including user manuals and training materials, relating to any of the foregoing.

          (a) Part 2.9 of the Company Disclosure Schedule sets forth a complete and correct list of each of the following which is owned by the Company or its subsidiaries: (i) each registered Company Mark, (ii) each Company Patent and
(iii) each registered Company Copyright. To the Company's knowledge, the Company or one of its subsidiaries: (i) owns all right, title and interest in and to the Company Intellectual Property Rights, free and clear of all Encumbrances, other than Permitted Encumbrances, or (ii) is licensed to use, or otherwise possesses legally valid and enforceable rights to use, the Company Intellectual Property Rights that it does not so own. The Company and its subsidiaries have made all necessary filings, recordations and payments (i) to protect and maintain their interests in the Company Intellectual Property Rights owned by the Company or any of its subsidiaries and listed or required to be listed in Part 2.9 of the Company Disclosure Schedule and (ii) to comply in all material respects with contractual obligations that the Company or any of its subsidiaries has to third parties, if any, to protect and maintain Company Intellectual Property Rights that are licensed to the Company or any of its subsidiaries by such third parties.

          (b) Immediately after the Effective Time, the Surviving Corporation and its subsidiaries will have the same rights with respect to the material Company Intellectual Property Rights as the Company and its subsidiaries immediately before the Effective Time and without the payment of any additional material amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay. All of the rights of the Company and its subsidiaries with respect to the Company Intellectual Property Rights owned by the Company or any of its subsidiaries are freely assignable in their own respective names, including the right to create derivative works, and neither the Company nor any of its subsidiaries is under any obligation to obtain any approval or consent for use of any of such Company Intellectual Property Rights. As of the Effective Time, the Surviving Corporation and its subsidiaries will own or have a valid right to use the Company Intellectual Property Rights and will have the unrestricted right and authority to fully use and exploit the Company Intellectual Property Rights owned by the Company or any of its subsidiaries for commercial purposes.

          (c) To the Company's knowledge, neither the business of the Company or any of its subsidiaries nor any of the products, services or technology used, sold, offered for sale or licensed or publicly proposed for use, sale, offer for sale or license by the Company or any of its subsidiaries infringes any intellectual property rights of any person, other than such infringements as would not cause a material loss to the Company.

          (d) To the Company's knowledge, (i) all the Company Patents are valid and subsisting, (ii) none of the Company Patents is being infringed and (iii) within the past three years neither the validity nor the enforceability of any of the Company Patents has been challenged by any person.

          (e) To the Company's knowledge, (i) all the Company Marks are valid and subsisting, (ii) none of the Company Marks is being infringed or diluted and
(iii) within the past
three years none of the Company Marks has been opposed or challenged and no proceeding has been commenced or threatened that would seek to prevent the use by the Company or any of its subsidiaries of any Company Mark.

          (f) To the Company's knowledge, (i) all the Company Copyrights, whether or not registered, are valid and enforceable, (ii) none of the Company Copyrights is being infringed, or its validity challenged or threatened in any way and (iii) within the past three years no proceeding has been commenced or threatened that would seek to prevent the use by the Company or any of its subsidiaries of the Company Copyrights.

          (g) The Company and its subsidiaries have taken reasonable measures to protect the secrecy and confidentiality of the Company Secret Information. To the Company's knowledge, no Company Secret Information has been used, divulged or appropriated for the benefit of any person (other than the Company or any of its subsidiaries) or otherwise misappropriated in a manner which would reasonably be expected to have a Material Adverse Effect on the Company.

          (h) No Company Intellectual Property Right is subject to any outstanding order, proceeding (other than pending proceedings pertaining to applications for patent or trademark or copyright registration) or stipulation that has been served upon or, to the Company's knowledge, filed against, the Company that restricts in any manner the licensing thereof by the Company or any of its subsidiaries.

          (i) To the Company's knowledge, no employees engaged in the development of products or services or in performing sales and marketing functions on behalf of the Company or any of its subsidiaries is obligated under any contract with any third party which would materially conflict with such employee's rights to engage in any such activity on behalf of the Company or any of its subsidiaries.

          (j) All employees, contractors, agents and consultants of the Company or any of its subsidiaries who are or were involved in the creation of any Company Intellectual Property Rights owned by the Company or any of its subsidiaries have executed an assignment of inventions agreement to vest in the Company or its subsidiary, as appropriate, exclusive ownership of such Company Intellectual Property Rights, except where the failure to have executed such an agreement will not reasonably be expected to have a Material Adverse Effect on the Company. All employees, contractors, agents and consultants of the Company or any of its subsidiaries who have or have had access to Company Secret Information owned by the Company or any of its subsidiaries have executed nondisclosure agreements to protect the confidentiality of such Company Secret Information, except where the failure to have executed such an agreement will not reasonably be expected to have a Material Adverse Effect on the Company.

     2.10 COMPLIANCE WITH LAWS.

          (a) Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of (i) any Legal Requirement applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any Company Contract (as defined in Section 2.16), except for conflicts, violations and defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. To the Company's knowledge, no investigation or review by any Governmental Entity is pending or has been threatened against the Company or any of its subsidiaries. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of the Company or any of its subsidiaries, any acquisition of material property by the Company or any of its subsidiaries or the conduct of business by the Company and its subsidiaries as currently conducted.

          (b) The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to or required for the operation of the business of the Company and of its subsidiaries as currently conducted (collectively, the "COMPANY PERMITS"), except where the failure to hold any permit, license, variance, exemption, order or approval would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except as would not reasonably be expected to have a Material Adverse Effect on the Company.

     2.11 REGULATORY MATTERS.

          (a) To the Company's knowledge, the Company and its subsidiaries are in compliance in all material respects with all applicable statutes, rules and regulations of the U.S. Food and Drug Administration and similar federal, state or local Governmental Entities (collectively, the "FDA") and similar foreign Governmental Entities ("FOREIGN AUTHORITIES") with respect to the sale, labeling, storing, testing, development, distribution, or marketing of the products being distributed or developed by or on behalf of the Company and its subsidiaries. The Company has previously made available to Parent true and complete copies of all applications, approvals, clearances, registrations or licenses obtained by the Company or any of its subsidiaries from the FDA or Foreign Authorities, or required in connection with the conduct of the business of the Company and its subsidiaries as currently conducted and has made all such information available to Parent.

          (b) The Company has made available to Parent true and correct copies of all material written communications, and material oral communications to the extent reduced to written form, between the Company and its subsidiaries, on the one hand, and the FDA or Foreign Authorities, on the other hand, in each case since January 1, 2004, with respect to the products being distributed or developed by or on behalf of the Company and its subsidiaries (collectively, the "FDA CORRESPONDENCE"). The Company shall promptly deliver to Parent copies of all FDA Correspondence received or reduced to written form from the date hereof through the Closing. Neither the Company nor any of its subsidiaries is in receipt of written notice of, or, to the Company's knowledge, is subject to, any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case relating to any products being distributed or developed by or on behalf of the Company or any of its subsidiaries or to the facilities in which any such products are manufactured, collected or handled, by the FDA or Foreign Authorities.

          (c) To the Company's knowledge, there are no pending or threatened actions, proceedings or enforcement actions by the FDA or Foreign Authorities which would prohibit or materially adversely impact the conduct of the business of the Company and its subsidiaries as currently conducted.

          (d) Neither the Company nor any of its subsidiaries has made any material false statements on, or omissions from, the applications, approvals, reports and other submissions to the FDA or Foreign Authorities prepared or maintained to comply with the requirements of the FDA or Foreign Authorities relating to the Company, its subsidiaries or any product being distributed or developed by or on behalf of the Company or any of its subsidiaries.

          (e) Neither the Company nor any of its subsidiaries has received any notification, written or oral, that remains unresolved, from FDA or Foreign Authorities indicating that any product of the Company or any of its subsidiaries is misbranded or adulterated as defined in the U.S. Food, Drug & Cosmetic Act, 21 U.S.C. Section 321, et seq., as amended, and the rules and regulations promulgated thereunder, or has violated in any similar respect the laws, rules or regulations of any Foreign Authority.

          (f) No product of the Company or any of its subsidiaries has been recalled or withdrawn from the market as a result of any action by the FDA or any Foreign Authority against the Company or any of its subsidiaries or, to the Company's knowledge, any licensee, distributor or marketer of any product of the Company or any of its subsidiaries, whether in the United States or elsewhere.

          (g) To the Company's knowledge, neither the Company nor any of its subsidiaries has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10,
1991) and any amendments thereto. None of the Company, its subsidiaries and, to the Company's knowledge, any manager, officer, employee or agent of the Company or any of its subsidiaries has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar Legal Requirement or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar Legal Requirement.

          (h) The FDA complaint handling system of the Company and its subsidiaries has been made available for review by Parent and contains complete and correct information about all product defect claims and all products returned to the Company or any of its subsidiaries because of warranty or other problems. The records of the Company and its subsidiaries relating to credits and allowances made with respect to any product have been made available to Parent and, to the Company's knowledge, are true and correct in all material respects. Neither the Company nor any of its subsidiaries maintains any records of warranty or other product defect claims other than the Company's FDA complaint handling system.

     2.12 WARRANTY MATTERS; PRODUCT LIABILITY. Each product sold, leased, licensed or delivered by the Company or any of its subsidiaries has been in conformity in all material respects with all applicable product specifications and contractual commitments and all express warranties, and neither the Company nor any of its subsidiaries has any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith that, individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Company (and, to the Company's knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any such liability or obligation). There are no existing or, to the Company's knowledge, threatened product liability, warranty, failure to adequately warn or other similar claims against the Company or any of its subsidiaries relating to or involving the products of the Company or any of its subsidiaries which would reasonably be expected to give rise to any material liability to the Company. To the Company's knowledge, there are no written statements, citations, correspondence or decisions by any Governmental Entity indicating that any marketed product is defective or unsafe or fails to meet any product warranty or any standards promulgated by any Governmental Entity. To the Company's knowledge, there is no (i) fact relating to any product of the Company or any of its subsidiaries that would impose upon the Company or any of its subsidiaries a duty to recall any such product or a duty to warn customers of a defect in any such product or (ii) material latent or overt design, manufacturing or other defect in any such product. No written notice of claim has been served against the Company or any of its subsidiaries for material renegotiation or price redetermination of any business transaction that is material to the business of the Company or any of its subsidiaries, and, to the Company's knowledge, there are no facts upon which any such claim could reasonably be based.

     2.13 LITIGATION. There are no claims, suits, actions or proceedings pending or, to the Company's knowledge, threatened against, relating to or affecting the Company or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company or have a material adverse effect on the ability of the parties hereto to consummate the Merger. No Governmental Entity has at any time challenged in any proceeding the legal right of the Company or any of its subsidiaries to design, offer or sell any of its products or services in the present manner or style thereof or otherwise to conduct its business as currently conducted.

     2.14 EMPLOYEE BENEFIT PLANS.

          (a) DEFINITIONS. With the exception of the definition of "Affiliate" set forth in Section 2.14(a)(i) below (which definition shall apply only to this Section 2.14), for purposes of this Agreement, the following terms shall have the meanings set forth below:

               (i) "AFFILIATE" shall mean any other person or entity under common control with the Company within the meaning of Sections 414(b), (c),
     (m) or (o) of the Code and the regulations issued thereunder;

               (ii) "COMPANY EMPLOYEE PLAN" shall mean each "employee benefit plan" within the meaning of Section 3(3) of ERISA and any other material plan, program, policy, practice, contract, agreement or other arrangement providing for deferred compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether written or unwritten or otherwise, funded or unfunded, which (i) is maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee or (ii) has been so maintained and with respect to which the Company or any Affiliate has any current or future liability or obligations;

               (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

               (iv) "DOL" shall mean the Department of Labor;

               (v) "EMPLOYEE" shall mean any current, former or retired employee, officer or director of the Company or any Affiliate;

               (vi) "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between the Company or any Affiliate and any Employee or consultant with respect to which the Company or any Affiliate has any current or future liability or obligations;

               (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

               (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

               (ix) "INTERNATIONAL EMPLOYEE PLAN" shall mean each Company Employee Plan that has been adopted or maintained by the Company, whether informally or formally, for the benefit of Employees outside the United States;

               (x) "IRS" shall mean the Internal Revenue Service;

               (xi) "MULTIEMPLOYER PLAN" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

               (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

               (xiii) "PENSION PLAN" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

          (b) DISCLOSURE OF PLANS. Part 2.14(b) of the Company Disclosure Schedule contains an accurate and complete list of each material Company Employee Plan and Employee Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement.

          (c) DOCUMENTS. The Company has made available to Parent: (i) accurate and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement, including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) the most recent IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Company Employee Plan; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all written communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any material amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (ix) all model COBRA forms and related notices; and (x) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

          (d) EMPLOYEE PLAN COMPLIANCE. (i) Each of the Company and its Affiliates has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to, each Company Employee Plan and/or Employee Agreement, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Legal Requirements, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under
Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received (A) a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code (or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination) or (B) if such Plan is on a prototype or volume submitter plan document, such prototype or volume submitter document has received a favorable opinion letter, and no event has occurred which would adversely affect the status of such determination letter or opinion letter or the qualified status of such Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the Company's knowledge, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued either before or after the Effective Time in accordance with its terms, without liability to Parent, the Company or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the Company's knowledge, threatened by the IRS or DOL with respect to any Company Employee Plan; (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code; and (viii) all contributions due from the Company or any Affiliate with respect to any of the Company Employee Plans have been made as required under ERISA or have been accrued on the Company Balance Sheet.

          (e) PENSION PLANS. Neither the Company nor any of its Affiliates has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

          (f) MULTIEMPLOYER PLANS. Neither the Company nor any of its Affiliates has ever contributed to or been required to contribute to any Multiemployer Plan.

          (g) NO POST-EMPLOYMENT OBLIGATIONS. No Company Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any of its Affiliates has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

          (h) COBRA. The requirements of COBRA have been met in all material respects with respect to each Company Employee Plan subject to COBRA.

          (i) EFFECT OF TRANSACTION. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

          (j) EMPLOYMENT MATTERS. Each of the Company and its subsidiaries: (i) is in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, immigration, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) has properly classified independent contractors for purposes of federal and applicable state tax laws and laws applicable to employee benefits; (iv) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (v) is not liable for any material payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). To the Company's knowledge, there are no pending, threatened or reasonably anticipated claims or actions against the Company or any of its subsidiaries under any workers compensation policy or long-term disability policy. To the Company's knowledge, no Employee has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee's employment by the Company or any of its subsidiaries or disclosure to the Company or any of its subsidiaries or use of trade secrets or proprietary information of any other person or entity. All Employees are legally permitted to be employed by the Company or any of its subsidiaries in the United States of America in their current jobs. To the Company's knowledge, there are no controversies pending or threatened between the Company or any of its subsidiaries, on the one hand, and any Employee, on the other hand, that would be reasonably likely to result in any material liability to the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has any employment contracts, Employee Agreements, or consulting agreements currently in effect that are not terminable at will (other than agreements for the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). Neither the Company nor any of its subsidiaries will have any material liability to any Employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

          (k) LABOR. No work stoppage or labor strike against the Company or any of its subsidiaries is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. To the Company's knowledge, there are no actions, suits, claims, labor disputes or grievances pending, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither the Company nor any of its subsidiaries has ever been a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees, and no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries.

          (l) INTERNATIONAL EMPLOYEE PLANS. Neither the Company nor any Affiliate currently maintains, has established, sponsors, participates in, or contributes to, nor has it ever maintained, established, sponsored, participated in, or contributed to any International Employee Plan or had any obligation to do so.

          (m) CODE SECTION 409A. Each Company Employee Plan that is a "nonqualified deferred compensation plan" (as defined in section 409A(d)(1) of the Code) complies in all material respects with section 409A of the Code and any Internal Revenue Service guidance issued thereunder.

     2.15 ENVIRONMENTAL MATTERS.

          (a) HAZARDOUS MATERIAL. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by any applicable Legal Requirement to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a "HAZARDOUS MATERIAL") are present, as a result of the actions of the Company or any of its subsidiaries or any affiliate of the Company, or as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that the Company or any of its present or former subsidiaries has at any time owned, operated, occupied or leased.

          (b) HAZARDOUS MATERIALS ACTIVITIES. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) neither the Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials in violation of any Legal Requirement in effect on or before the Closing Date, and (ii) neither the Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its Employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any Legal Requirement in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c) ENVIRONMENTAL LIABILITIES. To the Company's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending or threatened by any Governmental Entity against the Company or any of its subsidiaries concerning any Company Permit held pursuant to environmental laws, any Hazardous Material or any Hazardous Materials Activity of the Company or any of its subsidiaries.

     2.16 CERTAIN AGREEMENTS. Except as otherwise set forth in the applicable lettered subsection of Part 2.16 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to or is bound by:

          (a) any employment or consulting agreement or commitment with any Employee or member of the Company's Board of Directors, providing any term of employment or compensation guarantee or any consulting agreement or any employment agreement that provides severance benefits or other benefits after the termination of employment or services of such person regardless of the reason for such termination, except as required by applicable law;

          (b) any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (c) any material agreement of indemnification by the Company or any of its subsidiaries or any material guaranty by the Company or any of its subsidiaries, but excluding any agreement of indemnification and any guaranty entered into in connection with the distribution, sale or license of the Company's or its subsidiaries' products or services or the procurement of any third-party products or services, in each case in the ordinary course of business;

          (d) any loan agreement, promissory note or other instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, or otherwise in excess of $50,000;

          (e) any agreement, obligation or commitment containing covenants that limit the Company's or any of its subsidiaries' freedom to compete in any line of business or in any geographic area (but excluding field of use, territorial and like limitations with respect to Intellectual Property licensed to the Company or any of its subsidiaries) or which would so limit Parent, the Company or the Surviving Corporation or any of its subsidiaries after the Effective Time or granting any exclusive distribution or other exclusive rights;

          (f) any agreement or commitment currently in force relating to the disposition or acquisition by the Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business and consistent with past practice, or pursuant to which the Company has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than the Company's subsidiaries;

          (g) any licensing, distribution, resale or other agreement, contract or commitment with regard to the distribution, sale or licensing of any Company products under which the Company received in excess of $1,000,000 during the fiscal year ended March 30, 2007;

          (h) agreement to forgive any indebtedness of any person to the Company or any of its subsidiaries in excess of $50,000;

          (i) any Real Estate Agreements;

          (j) agreement pursuant to which the Company or any of its subsidiaries
(A) has been granted license rights under any intellectual property rights of any third party that are material to the operation of its business (other than (i) licenses of off-the-shelf commercial software programs and (ii) non-disclosure agreements and other agreements entered into between the Company and its subsidiaries in the ordinary course of business); (B) incorporates any third-party intellectual property in any of its products; or (C) has granted to any third party an exclusive license of any Company Intellectual Property Rights owned by the Company or any of its subsidiaries or any license of source code (excluding customary source code escrow arrangements entered into in the ordinary course of business);

          (k) agreement obligating the Company or any of its subsidiaries to make aggregate payments in excess of $250,000 to any third party during the twelve-month period ending June 30, 2008 which is not terminable by the Company or any of its subsidiaries without penalty or further liability exceeding $50,000 upon 30 days' notice or less (excluding Real Estate Agreements);

          (l) other than such agreements addressed by Section 2.16(g), agreement pursuant to which the Company or any of its subsidiaries (A) reasonably expects to receive aggregate payments in excess of $250,000 during the twelve-month period ending June 30, 2008 or (B) reasonably expects to recognize revenue in such aggregate amount during such period;

          (m) agreement or commitment with any affiliate of the Company;

          (n) agreement or commitment providing for capital expenditures by the Company or any of its subsidiaries in excess of $250,000; or

          (o) other agreement or commitment that is material to the business of the Company and its subsidiaries, taken as a whole, as presently conducted.

     Each agreement, contract, obligation, plan or commitment that is required to be disclosed in the Company Disclosure Schedule pursuant to clauses (a) through (p) above or pursuant to Section 2.9 and each agreement, contract, obligation, plan or commitment that is or is required to be filed with any Company SEC Report shall be referred to herein as a "COMPANY CONTRACT." Each Company Contract is enforceable against the Company (except as such enforceability may be subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies) and, to the Company's knowledge, is enforceable against the other party or parties thereto (except as such enforceability may be subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies). Except as would not reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any of its subsidiaries, nor to the Company's knowledge, any other party thereto, is in breach, violation or default under, and neither the Company nor any of its subsidiaries has received written notice alleging that it has breached, violated or defaulted under, any of the terms or conditions of any Company Contract in such a manner as would permit any other party thereto to cancel or terminate any such Company Contract, or would permit any other party to seek damages or other remedies for any or all such alleged breaches, violations or defaults.

     2.17 BROKERS' AND FINDERS' FEES. Except for fees payable to Savvian Advisors, LLC pursuant to an engagement letter dated October 6, 2006, a copy of which has been made available to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.18 INSURANCE. Each of the Company and its subsidiaries has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owning assets similar to those of the Company and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been denied or disputed in writing by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid, and the Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the Company's knowledge, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

     2.19 DISCLOSURE. The information regarding the Company incorporated by reference in, or supplied by the Company for inclusion in, the Registration Statement on Form S-4 (or any successor form thereto) to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (the "REGISTRATION STATEMENT") shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The information regarding the Company incorporated by reference in, or supplied by the Company for inclusion in, the proxy statement/prospectus to be filed with the SEC as part of the Registration Statement (the "PROXY STATEMENT/PROSPECTUS") shall not, as of the date the Proxy Statement/Prospectus is mailed to the shareholders of the Company, as of the time of the meeting of the Company's shareholders (the "COMPANY SHAREHOLDERS' MEETING") to consider the Company Shareholder Approval, or as of the Effective Time, (a) contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) omit to state any material fact necessary to correct any statement regarding the Company in any earlier communication with respect to the solicitation of proxies for the Company Shareholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers, directors or shareholders shall become known by the Company which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents or incorporated by reference into any of the foregoing documents from the Parent SEC Reports.

     2.20 BOARD APPROVAL. The Board of Directors of the Company has, as of the date of this Agreement, unanimously (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its shareholders, (ii) approved this Agreement and
(iii) recommended that the shareholders of the Company approve the principal terms of the Merger.

     2.21 FAIRNESS OPINION. The Company's Board of Directors has received a written opinion from Savvian Advisors, LLC, dated as of the date hereof, to the effect that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of the outstanding shares of Company Common Stock, and has delivered to Parent a copy of such opinion.

     2.22 ACCOUNTING SYSTEM. The Company and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that
(a) transactions are executed in accordance with management's general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management's general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has delivered to Parent complete and accurate copies of any management letter or similar correspondence since March 29, 2004 from any independent registered public accounting firm or other auditor of the Company or any of its subsidiaries.

     2.23 COMPANY RIGHTS AGREEMENT. The Rights Agreement is inapplicable to the Merger and the other transactions contemplated by this Agreement, and (a) none of Parent or its subsidiaries will be an "Acquiring Person" (as defined in the Rights Agreement) by virtue of the execution, delivery, announcement or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby and (b) a "Distribution Date" (as defined in the Rights Agreement) will not occur by reason of the execution, delivery, announcement or performance of this Agreement, the consummation of the Merger or the consummation of the other transactions contemplated by this Agreement. No other anti-takeover, control share acquisition, fair price, moratorium or other similar statute (each, a "TAKEOVER STATUTE") applies to this Agreement, the Merger or the other transactions contemplated hereby.

     2.24 AFFILIATES. Part 2.24 of the Company Disclosure Schedule provides a complete list of those persons who may reasonably be deemed to be affiliates of the Company within the meaning of Rule 145 promulgated under the Securities Act (each, a "COMPANY AFFILIATE"). Except as set forth in the Company SEC Reports, since the date of the Company's last proxy statement filed with the SEC (other than the Proxy Statement/Prospectus), no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

                                    ARTICLE 3
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant to the Company as set forth in this Article 3, subject to any exceptions expressly stated in the disclosure schedule delivered by Parent to the Company dated as of the date hereof (the "PARENT DISCLOSURE SCHEDULE"). The Parent Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article 3 and the disclosure in any section or paragraph shall qualify such sections and paragraphs, as well as other sections and paragraphs in this Article 3 only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

     3.1 ORGANIZATION OF PARENT AND MERGER SUB.

          (a) Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) except as would not have a Material Adverse Effect on Parent, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

          (b) Parent has delivered or made available to the Company a true and correct copy of the Certificate of Incorporation and Bylaws of Parent and the Articles of Incorporation and Bylaws of Merger Sub, each as amended to date (collectively, the "PARENT CHARTER DOCUMENTS"), and each such instrument is in full force and effect. Neither Parent nor Merger Sub has taken any action in violation of any of the provisions of the Parent Charter Documents.

     3.2 PARENT AND MERGER SUB CAPITALIZATION.

          (a) The authorized capital stock of Parent consists solely of 100,000,000 shares of Parent Common Stock, of which there were 46,616,277 shares issued and outstanding as of the close of business on May 31, 2007, 2,666,667 shares of Series A Convertible Preferred Stock, par value $0.001 per share ("PARENT SERIES A PREFERRED STOCK"), and 2,333,333 shares of undesignated Preferred Stock, par value $0.001 per share ("PARENT UNDESIGNATED PREFERRED STOCK" and together with the Parent Series A Preferred Stock, the "PARENT PREFERRED STOCK"), of which no shares are issued or outstanding as of the date hereof. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent or any agreement or document to which Parent is a party or by which it is bound.

          (b) As of the close of business on May 31, 2007, 7,716,082 shares of Parent Common Stock have been authorized and remain reserved for issuance, of which (i) 6,462,545 shares remain reserved for issuance pursuant to Parent's 2001 Stock Option and Incentive Plan (the "PARENT STOCK OPTION PLAN"), subject to adjustment on the terms set forth in the Parent Stock Option Plan, (ii) 744,527 shares remain reserved for issuance upon the exercise of outstanding stock options to purchase Parent Common Stock that were not granted under the Parent Stock Option Plan, (iii) 203,483 shares remain reserved for issuance pursuant to Parent's 2001 Employee Stock Purchase Plan, as amended, and (iv) 305,527 shares were authorized and remain reserved for issuance upon the exercise of outstanding warrants to purchase shares of Parent Common Stock. As of the close of business on May 31, 2007, there were outstanding options to purchase 4,892,719 shares of Parent Common Stock under the Parent Stock Option Plan, and options to purchase 1,569,826 shares of Parent Common Stock remain available for grant thereunder. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as otherwise set forth in this Section 3.2, as of the date hereof there are no equity securities of any class of Parent equity security, or any securities exchangeable or convertible into or exercisable for such equity securities issued, reserved for issuance or outstanding other than such equity securities that do not, in the aggregate, represent in excess of 1% of outstanding shares of Parent Common Stock, on a fully diluted as converted basis.

          (c) The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, all of which, as of the date hereof, are issued and outstanding and are held by Parent. All of the outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

          (d) The Parent Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Parent Charter Documents or any agreement or document to which Parent is a party or by which it or its assets is bound.

     3.3 AUTHORITY; NON-CONTRAVENTION.

          (a) Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the filing of the Merger Documents pursuant to the CGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

          (b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Parent Charter Documents, (ii) subject to compliance with the requirements set forth in Section 3.3(c), conflict with or violate any material Legal Requirement applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective material properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or Merger Sub's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound or affected, except in the case of this clause (iii) as would not reasonably be expected to have a Material Adverse Effect on Parent and its subsidiaries, considered as a whole.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other person is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Merger Documents with the Secretary of State of the State of California, (ii) the filing of the Proxy Statement/Prospectus and the Registration Statement with the SEC and a Schedule 13D with regard to the Voting Agreements in accordance with the Securities Act and the Exchange Act, and the effectiveness of the Registration Statement, (iii) the filing of Notification and Report Forms with the United States Federal Trade Commission and the Antitrust Division of the United States Department of

Justice as required by the HSR Act, together with the filing of any other comparable pre-merger notification forms required by the merger notification or control laws of any other applicable jurisdiction, as agreed by the parties hereto, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the securities or antitrust laws of any foreign country, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or the Surviving Corporation or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     3.4 SEC FILINGS; PARENT FINANCIAL STATEMENTS.

          (a) Since January 1, 2004, Parent has filed all forms, reports and documents required to be filed by Parent with the SEC and (if and to the extent such forms, reports and documents are not available on EDGAR) has made available to the Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "PARENT SEC REPORTS." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if subsequently amended or superseded by a filing prior to the date of this Agreement, then on the date of such subsequent filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "PARENT FINANCIALS"), including each Parent SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the requirements of Form 10-Q or Form 8-K or any successor form under the Exchange
Act) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent's operations, cash flows and shareholders' equity for the periods indicated, except that the unaudited interim financial statements may not contain all the footnotes required by GAAP for audited statements and were or are subject to normal and recurring year-end adjustments that Parent does not expect to be material, individually or in the aggregate. The balance sheet of Parent contained in Parent SEC Reports as of March 31, 2007 is hereinafter referred to as the "PARENT BALANCE SHEET." Neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except for (i) liabilities reflected on the Parent Balance Sheet, (ii) liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices, (iii) liabilities incurred in connection with this Agreement and (iv) liabilities that would not have a Material Adverse Effect on Parent.

          (c) Parent has not been notified by its independent registered public accounting firm or by the staff of the SEC that such firm or the staff of the SEC, as the case may be, is of the view that any financial statement included in any registration statement filed by Parent under the Securities Act or any periodic or current report filed by Parent under the Exchange Act should be restated, or that Parent should modify its accounting in future periods in a manner that would be materially adverse to Parent.

          (d) Parent is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act that are applicable to Parent, and any related rules and regulations promulgated by the SEC. Parent's disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) and internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) are effective in all material respects. Neither Parent nor, to Parent's knowledge, its independent auditors have identified (i) any significant deficiency or material weakness in Parent's internal control over financial reporting, (ii) any fraud, whether or not material, that involves Parent's management or other employees who have a role in the preparation of financial statements or Parent's internal control over financial reporting or
(iii) any claim or allegation regarding any of the foregoing. Since March 31, 2007, there has not been any change in the Company's internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

     3.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Parent Balance Sheet, there has not been: (i) any Material Adverse Effect with respect to Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees or service providers following their termination of service pursuant to the terms of their pre-existing stock option or purchase agreements,
(iii) any split, combination or reclassification of any of Parent's or any of its subsidiaries' capital stock, (iv) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (v) any material revaluation by Parent of any of its material assets, including writing off notes or accounts receivable other than in the ordinary course of business.

     3.6 INTELLECTUAL PROPERTY. For purposes of this Agreement, the following terms shall have the definitions set forth below:

     "PARENT INTELLECTUAL PROPERTY RIGHTS" means all intellectual property rights used by Parent and its subsidiaries in the conduct of their business, including, without limitation: (i) all trademarks, service marks, trade names, Internet domain names, trade dress, and the goodwill associated therewith, and all registrations or applications for registration thereof (collectively, the "PARENT MARKS"); (ii) all patents, patent applications and continuations (collectively, the "PARENT PATENTS"); (iii) all copyrights, database rights and moral rights in both published works and unpublished works, including all such rights in software, user and training manuals, marketing and promotional materials, internal reports, business plans and any other expressions, mask works, firmware and videos, whether registered or unregistered, and all registrations or applications for registration thereof (collectively, the "PARENT COPYRIGHTS"); and (iv) trade secret rights and rights to confidential information, including such rights in inventions (whether or not reduced to practice), know-how, customer lists, technical information, proprietary information, technologies, processes and formulae, software, data, plans, drawings and blue prints, whether tangible or intangible and whether stored, compiled, or memorialized physically, electronically, photographically, or otherwise (collectively, the "PARENT SECRET INFORMATION"). For purposes of this Section 3.6, "SOFTWARE" means any and all:
(w) computer programs and applications, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (x) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (y) descriptions, flow-charts, library functions, algorithms, architecture, structure, display screens and development tools, and other information, work product or tools used to design, plan, organize or develop any of the foregoing and (z) all documentation, including user manuals and training materials, relating to any of the foregoing.

          (a) To Parent's knowledge, Parent or one of its subsidiaries: (i) owns all right, title and interest in and to the Parent Intellectual Property Rights, free and clear of all Encumbrances, other than Permitted Encumbrances, or (ii) is licensed to use, or otherwise possesses legally valid and enforceable rights to use, the Parent Intellectual Property Rights that it does not so own. Parent and its subsidiaries have made all necessary filings, recordations and payments
(i) to protect and maintain their interests in each registered Parent Mark, Parent Patent and registered Parent Copyright owned by Parent or any of its subsidiaries and (ii) to comply in all material respects with contractual obligations that Parent or any of its subsidiaries has to third parties, if any, to protect and maintain Parent Intellectual Property Rights that are licensed to Parent or any of its subsidiaries by such third parties.

          (b) To Parent's knowledge, neither the business of Parent or any of its subsidiaries nor any of the products, services or technology used, sold, offered for sale or licensed or publicly proposed for use, sale, offer for sale or license by Parent or any of its subsidiaries infringes any intellectual property rights of any person, other than such infringements as would not cause a material loss to Parent.

          (c) To Parent's knowledge, (i) all the Parent Patents are valid and subsisting, (ii) none of the Parent Patents is being infringed and (iii) within the past three years neither the validity nor the enforceability of any of the Parent Patents has been challenged by any person.

          (d) To Parent's knowledge, (i) all the Parent Marks are valid and subsisting, (ii) none of the Parent Marks is being infringed or diluted and
(iii) within the past three years none of the Parent Marks has been opposed or challenged and no proceeding has been commenced or threatened that would seek to prevent the use by Parent or any of its subsidiaries of any Parent Mark.

          (e) To Parent's knowledge, (i) all the Parent Copyrights, whether or not registered, are valid and enforceable, (ii) none of the Parent Copyrights is being infringed, or its validity challenged or threatened in any way and (iii) within the past three years no proceeding has been commenced or threatened that would seek to prevent the use by Parent or any of its subsidiaries of the Parent Copyrights.

          (f) Parent and its subsidiaries have taken reasonable measures to protect the secrecy and confidentiality of the Parent Secret Information. To Parent's knowledge, no Parent Secret Information has been used, divulged or appropriated for the benefit of any person (other than Parent or any of its subsidiaries) or otherwise misappropriated in a manner which would reasonably be expected to have a Material Adverse Effect on Parent.

          (g) No Parent Intellectual Property Right is subject to any outstanding order, proceeding (other than pending proceedings pertaining to applications for patent or trademark or copyright registration) or stipulation that has been served upon or, to Parent's knowledge, filed against, Parent that restricts in any manner the licensing thereof by Parent or any of its subsidiaries.

     3.7 COMPLIANCE WITH LAWS.

          (a) Neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of (i) any Legal Requirement applicable to Parent or any of its subsidiaries or by which Parent or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or any of their respective material properties is bound or affected, except for conflicts, violations and defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. To Parent's knowledge, no investigation or review by any Governmental Entity is pending or has been threatened against Parent or any of its subsidiaries. There is no agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Parent or any of its subsidiaries, any acquisition of material property by Parent or any of its subsidiaries or the conduct of business by Parent and its subsidiaries as currently conducted.

          (b) Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to or required for the operation of the business of Parent and of its subsidiaries as currently conducted (collectively, the "PARENT PERMITS"), except where the failure to hold any permit, license, variance, exemption, order or approval would not reasonably be expected to have a Material Adverse Effect on Parent. Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except as would not reasonably be expected to have a Material Adverse Effect on Parent.

     3.8 LITIGATION. There are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or have a material adverse effect on the ability of the parties hereto to consummate the Merger. No Governmental Entity has at any time challenged in any proceeding the legal right of Parent or any of its subsidiaries to design, offer or sell any of its products or services in the present manner or style thereof or otherwise to conduct its business as currently conducted.

     3.9 DISCLOSURE. The information regarding Parent incorporated by reference in, or supplied by Parent for inclusion in, the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The information regarding Parent incorporated by reference in, or supplied by Parent for inclusion in, the Proxy Statement/Prospectus shall not, as of the date the Proxy Statement/Prospectus is mailed to the Company's shareholders, as of the time of the Company Shareholders' Meeting, or as of the Effective Time, (a) contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) omit to state any material fact necessary to correct any statement regarding Parent or Merger Sub in any earlier communication with respect to the solicitation of proxies for the Company Shareholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent or any of its affiliates, officers, directors or shareholders shall become known by Parent which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents or incorporated by reference into any of the foregoing documents from the Company SEC Reports.

     3.10 BROKERS' AND FINDERS' FEES. Except for fees payable to Covington Associates, LLC, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.11 ACCOUNTING SYSTEM. Parent and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management's general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                                    ARTICLE 4
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 CONDUCT OF BUSINESS BY THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, each of the Company and its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld), carry on its business in the usual, regular and ordinary course of business, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Legal Requirements, pay its debts and Taxes in the ordinary course of business consistent with past practice, subject to good faith disputes over such debts or Taxes, and pay or perform other material obligations in the ordinary course of business consistent with past practice, and use its commercially reasonable efforts consistent with past practice to (i) preserve intact its present business organization and (ii) continue to manage in the ordinary course of business its business relationships with third parties.

     In addition, except as permitted by the terms of this Agreement or as set forth in Part 4.1 of the Company Disclosure Schedule, without the prior written consent of Parent (which consent shall not be unreasonably withheld), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

          (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or repurchase of restricted stock, or reprice options granted to any employee, consultant, director or authorize cash payments in exchange for any options or take any such action with regard to any warrant or other right to acquire capital stock;

          (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously made available or disclosed in writing to Parent, or adopt any new severance plan;

          (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any Company Intellectual Property Rights, other than in the ordinary course of business;

          (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

          (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock, except repurchases of unvested shares at cost in connection with the termination of the employment or service relationship with any employee or service provider pursuant to option agreements or purchase agreements in effect on the date hereof;

          (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of Company Options and Company Warrants, (ii) shares of Company Common Stock issuable to participants in the Company ESPP consistent with the terms thereof, or (iii) granting to employees or other service providers (other than directors or officers of the Company) Company Options to acquire no more than the number of shares set forth in Part 4.1(f) of the Company Disclosure Schedule under the Company Option

Plans that are existing as of the date hereof in the ordinary course of business consistent with past practice in connection with periodic compensation reviews, ordinary course promotions or to new hires; provided that no Company Options permitted to be granted under this clause (iii) may provide for any acceleration of any benefit, directly or indirectly, as a result of the transactions contemplated by this Agreement or any termination of employment or service thereafter;

          (g) Cause, permit or propose any amendments to the Company Charter Documents or to the charter documents of any subsidiary of the Company;

          (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association, business organization or other person or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company or enter into any material joint ventures, strategic relationships or alliances or make any material loan or advance to, or investment in, any person, except for loans or capital contributions to a subsidiary or advances of routine business or travel expenses to employees, officers or directors in the ordinary course of business consistent with past practice;

          (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company;

          (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables in the ordinary course of business or (ii) pursuant to existing credit facilities in the ordinary course of business;

          (k) Adopt or, except as required by applicable Legal Requirements, amend any Company Employee Plan, Employee Agreement or other employee benefit plan or equity plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, or change in any material respect any management policies or procedures, other than salary increases for employees (other than officers and directors) in the ordinary course of business consistent with past practice;

          (l) Make any capital expenditures in excess of $250,000 in the aggregate;

          (m) Modify, amend or terminate any Company Contract or waive, release or assign any material rights or claims thereunder, except in the ordinary course of business consistent with past practice;

          (n) Enter into, modify, amend or cancel any material development services, licensing, distribution, purchase, sales, sales representation or other similar agreement or obligation with respect to any material Company Intellectual Property Rights or enter into any contract of a character required to be disclosed by Section 2.16 (except for contracts of a character required to be disclosed by subsections (g) and (l) of Section 2.16 and, to the extent addressed by (g) or (l), subsection (o) of Section 2.16, and entered into in the ordinary course of business);

          (o) Materially revalue any of its assets or, except as required by GAAP, make any change in tax or accounting methods, principles or practices;

          (p) Discharge, settle or satisfy any disputed claim, litigation, arbitration, disputed liability or other controversy (absolute, accrued, asserted or unasserted, contingent or otherwise), including any liability for Taxes, other than the discharge or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in the Company Balance Sheet or incurred since December 29, 2006 in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company or any of its subsidiaries is a party; provided, however, that the discharge or settlement of any disputed claim, liability or other controversy in the amount of less than $250,000 shall not be deemed to be prohibited by the foregoing;

          (q) Except as otherwise contemplated by Sections 2.23 and 5.12, redeem the Rights or amend or terminate the Rights Agreement;

          (r) Take any action that is intended or would reasonably be expected to prevent or materially impede the consummation of any of the transactions contemplated by this Agreement, including with respect to the Rights Agreement or any other "poison pill" or similar plan, agreement or arrangement, any other anti-takeover measure, or any Takeover Statute;

          (s) Take any action that is intended or would reasonably be expected to result in any of the conditions set forth in Article 6 not being satisfied; or

          (t) Agree in writing or otherwise to take any of the actions described in Section 4.1(a) through 4.1(s) above.

                                    ARTICLE 5
                              ADDITIONAL AGREEMENTS

     5.1 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT; ANTITRUST AND OTHER FILINGS.

          (a) As promptly as practicable after the execution of this Agreement, the Company and Parent will prepare and file with the SEC the Proxy Statement/Prospectus, and Parent will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of the Company and Parent will respond to any comments of the SEC and will use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Company will cause the Proxy Statement/Prospectus to be mailed to its shareholders at the earliest practicable time after the Registration Statement is declared effective by the SEC.

          (b) As promptly as practicable after the execution of this Agreement, each of the Company and Parent will prepare and file (i) Notification and Report Forms with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice as required by the HSR Act, (ii) any other pre-merger notification forms required by the merger notification or control laws of any other applicable jurisdiction, as agreed by the parties hereto (all such filings under clauses (i) and (ii), the "ANTITRUST FILINGS"), and (iii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). The Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 5.1.

          (c) Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Antitrust Filings or Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any Antitrust Filing or Other Filing. Each of the Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this
Section 5.1 to comply in all material respects with all applicable Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Antitrust Filing or Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company, such amendment or supplement.

     5.2 MEETING OF SHAREHOLDERS.

          (a) Promptly after the date hereof, the Company will take all action necessary in accordance with the CGCL and its Articles of Incorporation and Bylaws to convene the Company Shareholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon approval of the principal terms of the Merger. Subject to Section 5.2(c), the Company will use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of the principal terms of the Merger and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of the Nasdaq Stock Market, Inc. or the CGCL to obtain such approvals. The Company may adjourn or postpone the Company Shareholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to the Company's shareholders in advance of a vote on the approval of the principal terms of the Merger or, if as of the time for which the Company Shareholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders' Meeting. The Company shall ensure that the Company Shareholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Shareholders' Meeting are solicited, in compliance with the CGCL, its Articles of Incorporation and Bylaws, the applicable rules of the Nasdaq Stock Market, Inc. and all other applicable Legal Requirements. Subject to Section 7.1(f), the Company's obligation to call, give notice of, convene and hold the Company Shareholders' Meeting in accordance with this
Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or Superior Offer (each as defined below), or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of the Company with respect to this Agreement or the Merger.

          (b) Subject to Section 5.2(c): (i) the Board of Directors of the Company shall recommend that the Company's shareholders vote in favor of the approval of the principal terms of the Merger at the Company Shareholders' Meeting; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Company has recommended that the Company's shareholders vote in favor of the approval of the principal terms of the Merger at the Company Shareholders' Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of the Company that the Company's shareholders vote in favor of the approval of the principal terms of the Merger.

          (c) Nothing in this Agreement shall prevent the Board of Directors of the Company from withholding, withdrawing, amending or modifying its recommendation (a "CHANGE OF RECOMMENDATION") that the Company's shareholders vote in favor of the approval of the principal terms of the Merger if (i) a Superior Offer (as defined below) is made to the Company and is not withdrawn,
(ii) the Company shall have provided written notice to Parent (a "NOTICE OF SUPERIOR OFFER") advising Parent that the Company has received a Superior Offer, specifying all of the terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer, (iii) Parent shall not, within five (5) business days of Parent's receipt of the Notice of Superior Offer, have made an offer that the Company's Board of Directors reasonably determines in good faith (after consultation with Savvian Advisors, LLC or another financial advisor of national standing) to be at least as favorable to the Company's shareholders as such Superior Offer (it being agreed that the Board of Directors of the Company shall promptly following the receipt of any such offer convene a meeting at which it will consider such offer in good faith), (iv) the Board of Directors of the Company reasonably determines in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's shareholders under applicable law and (v) the Company shall not have violated any of the restrictions set forth in this Section 5.2 or Section 5.4. The Company shall provide Parent with at least three business days prior notice (or such lesser prior notice as is provided to the members of the Company's Board of Directors but in no event less than twenty-four hours) of any meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to consider any Acquisition Proposal (as defined in Section 5.4) or to determine whether such Acquisition Proposal is a Superior Offer. Subject to Section 7.1(f), nothing contained in this Section 5.2(c) shall limit the Company's obligation to hold and convene the Company Shareholders' Meeting (regardless of whether the recommendation of the Board of Directors of the Company shall have been withheld, withdrawn, amended or modified).

     For purposes of this Agreement, a "SUPERIOR OFFER" shall mean an unsolicited, bona fide, binding written offer made by a third party to consummate any of the following transactions: (i) a merger or consolidation involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction would hold less than 50% of the equity interest in the surviving or resulting entity of such transaction or (ii) the acquisition by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) (including by way of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Company), directly or indirectly, of ownership of 50% or more of the then outstanding shares of capital stock of the Company, on terms that the Board of Directors of the Company reasonably determines in good faith (after consultation with Savvian Advisors, LLC or another financial advisor of national standing) to be more favorable to the Company shareholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "SUPERIOR OFFER" (A) unless any financing required to consummate the transaction contemplated by such offer is committed, or unless the Company's Board of Directors shall reasonably determine in good faith (after consultation with Savvian Advisors, LLC or another financial advisor of national standing) that such financing is likely to be obtained by such third party on a timely basis or
(B) if there is a due diligence condition to the third party's obligation to consummate the transaction that is the subject of the Superior Offer.

          (d) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, if, in the good faith judgment of the Company's Board of Directors, after consultation with its outside counsel, such disclosure is required in order for the Board of Directors to comply with its fiduciary obligations, or is otherwise required, under applicable law; provided that the Company shall not disclose a position constituting a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.2(c).

     5.3 CONFIDENTIALITY; ACCESS TO INFORMATION.

          (a) The parties acknowledge that the Company and Parent have previously executed that certain confidentiality agreement dated as of March 30, 2007 between the Company and Parent, as amended to date (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms. Notwithstanding the foregoing, the fourth paragraph of the Confidentiality Agreement, which contains the so-called "stand-still" provisions, is hereby waived for any action prior to the earlier of the Effective Time or the termination of this Agreement pursuant to Section 7.1; provided, however, that such fourth paragraph shall automatically terminate and be of no further force or effect immediately upon any termination of this Agreement pursuant to Section 7.1(f).

          (b) Parent, on the one hand, and the Company, on the other, will afford the other party and the other party's accountants, counsel and other representatives reasonable access during regular business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel, as the other party may reasonably request. No information or knowledge obtained by a party in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.4 NO SOLICITATION.

          (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant its terms, the Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action intended or known to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal,
(iii) engage in discussions with any person with respect to any Acquisition Proposal, except to refer them to the provisions of this Section 5.4(a), (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal; provided, however, that prior to the approval of the principal terms of the Merger at the Company Shareholders' Meeting, this Section 5.4(a) shall not prohibit the Company from furnishing nonpublic information regarding the Company and its subsidiaries to, or entering into discussions with, any person or group who has submitted (and not withdrawn) to the Company an unsolicited, written, bona fide Acquisition Proposal that the Board of Directors of the Company reasonably determines in good faith (after consultation with Savvian Advisors, LLC or another financial advisor of national standing) constitutes, or is likely to lead to, a Superior Offer; provided that (1) neither the Company nor any representative of the Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.4, (2) the Board of Directors of the Company shall have concluded in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's shareholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, the Company shall have given Parent written notice of the identity of such person or group and the material terms and conditions of such Acquisition Proposal and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such person or group, and the Company shall have received from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to the Company's confidential information as the Confidentiality Agreement, (4) the Company shall have given Parent at least three business days' advance notice of its intent to furnish such nonpublic information or enter into such discussions, and (5) contemporaneously with furnishing any such nonpublic information to such person or group, the Company shall have furnished such nonpublic information to Parent (to the extent such nonpublic information shall not have been previously furnished by the Company to Parent). The Company and its subsidiaries shall immediately cease, and cause their respective officers, directors, affiliates, employees, investment bankers, attorneys and other advisors and representatives to cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.4 by the Company.

     For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal by Parent) relating to, or involving: (A) any acquisition or purchase by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% beneficial ownership interest in the total outstanding voting securities of Company or any of its subsidiaries; (B) any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its subsidiaries; (C) any merger, consolidation, business combination or similar transaction involving the Company or any of its subsidiaries pursuant to which the shareholders of the Company immediately preceding such transaction hold or, in the case of a subsidiary of the Company, the Company holds, less than 85% of the equity interests in the surviving or resulting entity of such transaction; (D) any sale, lease, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of any assets of the Company or any of its subsidiaries that generate or constitute 10% or more of the net revenue, net income or assets of the Company and its subsidiaries, taken as a whole; or (E) any liquidation, dissolution, recapitalization or other reorganization of the Company or any of its subsidiaries.

          (b) In addition to the obligations of the Company set forth in Section 5.4(a), the Company as promptly as practicable, and in any event within 24 hours of its receipt, shall advise Parent orally and in writing of an Acquisition Proposal or any request for nonpublic information or other inquiry which the Company reasonably believes could lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry, and provide copies of all written materials sent or provided to the Company by or on behalf of any person or group or provided to any such person or group by or on behalf of the Company. The Company will keep Parent informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry.

     5.5 PUBLIC DISCLOSURE. Parent and the Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with the American Stock Exchange or the Nasdaq Stock Market, Inc. The parties hereto have agreed to the text of the joint press release announcing the signing of this Agreement.

     5.6 REASONABLE EFFORTS; NOTIFICATION.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using its commercially reasonable efforts to accomplish the following: (i) causing the conditions precedent set forth in Article 6 to be satisfied, (ii) obtaining all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities) and taking all steps that may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) obtaining all necessary consents, approvals or waivers from third parties, (iv) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its affiliates or the Company or any of its subsidiaries or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any limitation on the ability of Parent or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation).

          (b) Each of the Company and Parent will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger or any of the other transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement, (iii) any litigation relating to, involving or otherwise affecting the Company, Parent or their respective subsidiaries that relates to the Merger or any of the other transactions contemplated by this Agreement. The Company shall give prompt written notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt written notice to the Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          (c) The Company shall give prompt notice to Parent of receipt by the Company of any demand for the purchase of shares of Company Common Stock pursuant to the CGCL.

     5.7 THIRD PARTY CONSENTS. As soon as practicable following the date hereof, Parent and the Company will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective material agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the Merger and the other transactions contemplated hereby.

     5.8 STOCK OPTIONS; WARRANTS AND ESPP.

          (a) At the Effective Time, each outstanding Company Option will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan, if any, pursuant to which the Company Option was issued and any option agreement between the Company and the optionee with regard to the Company Option immediately prior to the Effective Time, except that (i) each Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and
(ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

          (b) It is intended that Company Options assumed by Parent shall be adjusted in a manner consistent with Section 424 of the Code (whether or not such Company Options qualify as incentive stock options under Section 422 of the
Code) and shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent Company Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 5.8 shall be applied consistent with such intent.

          (c) At the Effective Time, each outstanding Company Warrant will be assumed by Parent. Each Company Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Warrant immediately prior to the Effective Time, except that (i) each Company

Warrant will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

          (d) The Company shall take all actions necessary pursuant to the terms of the Company ESPP in order to shorten the participation period(s) under such plan which includes the Effective Time (the "CURRENT OFFERINGS") such that a new purchase date for each such participation period shall occur prior to the Effective Time and shares shall be purchased by the Company ESPP participants prior to the Effective Time. The Current Offerings shall expire immediately following such new purchase date, and the Company ESPP shall terminate immediately prior to the Effective Time. Subsequent to such new purchase date, the Company shall take no action, pursuant to the terms of the Company ESPP, to commence any new offering period.

     5.9 FORM S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options promptly, but in no event later than two business days, following the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any such Company Options remain outstanding.

     5.10 INDEMNIFICATION AND INSURANCE.

          (a) INDEMNITY. From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Legal Requirements, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now or who becomes prior to the Effective Time an officer or director of the Company or any of its subsidiaries (the "INDEMNIFIED PARTIES") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim or action that is based in whole or in part on, or arises in whole or in part out of, the fact that such person is or was a director or officer of the Company or any of its subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), to the same extent such persons are entitled to be indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company or any of its subsidiaries pursuant to the Company Charter Documents, and indemnification agreements of the Company and its subsidiaries in existence on the date hereof with such persons. The articles of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Articles of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties, unless such modification is required by law.

          (b) INSURANCE. For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the directors' and officers' liability insurance maintained by the Company covering those persons who are covered by the Company's directors' and officers' liability insurance policy as of the date hereof (the "D&O INSURANCE") for events occurring prior to the Effective Time on terms comparable to those applicable to the current directors and officers of the Company for a period of six years; provided that if the existing D&O Insurance expires, is terminated or is canceled during such six-year period, Parent shall cause the Surviving Corporation to substitute therefor policies containing terms and conditions which are in all material respects no less favorable in the aggregate than those applicable to the current directors and officers of the Company; provided, however, that in no event will the Surviving Corporation be required in any given year to expend in excess of 250% of the annual premium currently paid by the Company for such coverage (and to the extent the annual premium would exceed 250% of the annual premium currently paid by the Company for such coverage, Parent shall cause the Surviving Corporation to maintain the maximum amount of coverage as is available for such 250% of such annual premium). To the extent that a six-year "tail" policy to extend the Company's existing D&O Insurance is available prior to the Closing, the Company may obtain such "tail" policy and such "tail" policy shall satisfy Parent's obligation under this Section 5.10(b).

          (c) THIRD-PARTY BENEFICIARIES. This Section 5.10 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and its successors and assigns.

     5.11 STOCK EXCHANGE LISTING. Parent agrees to authorize for listing on the American Stock Exchange the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, including those shares issuable pursuant to the exercise of Company Options assumed by Parent, effective upon official notice of issuance.

     5.12 RIGHTS AGREEMENT; TAKEOVER STATUTES. The Board of Directors of the Company shall take such action as shall be necessary in order to render the Rights inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

     5.13 CERTAIN EMPLOYEE BENEFITS.

          (a) Effective as of the day immediately preceding the Closing Date, the Company and its Affiliates, as applicable, shall each terminate any plans intended to include a

Code Section 401(k) arrangement (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated) (the "401(K) PLAN(S)"). Unless Parent provides such written notice to the Company, no later than five business days prior to the Closing Date, the Company shall provide Parent with evidence that such 401(k) Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Company's Board of Directors.

          (b) As of the Closing Date, Parent will either (i) permit employees of the Company and each of its subsidiaries who continue employment with Parent or the Surviving Corporation following the Closing Date ("CONTINUING EMPLOYEES"), and, as applicable, their eligible dependents, to participate in the employee benefit plans, programs or policies (including without limitation any plan intended to qualify within the meaning of Section 401(a) of the Code and any vacation, sick, or personal time off plans or programs) of Parent on terms no less favorable than those provided to similarly situated employees of Parent,
(ii) continue comparable Company Employee Plans other than the 401(k) Plans (except as otherwise provided pursuant to Section 5.13(a)), or (iii) a combination of clauses (i) and (ii) (it being understood that Parent shall have no obligation to continue any Company Employee Plan not comparable to plans or programs of Parent in effect on the Closing Date). To the extent Parent elects to have Continuing Employees and their eligible dependents participate in its employee benefit plans, program or policies following the Closing Date, (A) each such Continuing Employee will receive credit for purposes of eligibility to participate and vesting (but not for purposes of benefit accrual) under such plan for years of service with the Company (or any of its subsidiaries), including predecessor employers acquired directly or indirectly by the Company prior to the Closing Date, and (B) Parent will use commercially reasonable efforts to (1) cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans of Parent in which such employees and their eligible dependents will participate to be waived and (2) provide for credit for any co-payments and deductibles prior to the Closing Date for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply after the Closing Date.

          (c) Parent agrees that, from and after the Closing Date, the Continuing Employees may participate in the employee stock purchase plan sponsored by Parent (the "PARENT ESPP"), subject to the terms and conditions of the Parent ESPP, and that service with the Company shall be treated as service with Parent or its subsidiaries for determining eligibility of the Continuing Employees under the Parent ESPP.

     5.14 COMPANY AFFILIATES; RESTRICTIVE LEGEND. Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received pursuant to the Merger by any Company Affiliate, and there will be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, a legend stating in substance:

     THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY BE TRANSFERRED ONLY (A) IN CONFORMITY WITH RULE 145(D) UNDER SUCH ACT, (B) IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER, IN FORM AND SUBSTANCE

     REASONABLY ACCEPTABLE TO THE ISSUER THAT THE TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.

     5.15 QUALIFICATION AS A REORGANIZATION. Each of the parties hereto agrees not to take any action (or fail to take any action), either prior to or following the Closing, that would reasonably be expected to cause the Merger to fail to qualify as a "reorganization" within the meaning of section 368(a) of the Code and the regulations thereunder. None of the parties hereto shall take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code, unless otherwise required by applicable Legal Requirement.

     5.16 SECTION 16 MATTERS. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article 1 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and the acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

     5.17 MERGER SUB COMPLIANCE. Parent shall cause Merger Sub to comply with all of Merger Sub's obligations under or relating to this Agreement. Merger Sub shall not engage in any business which is not in connection with the Merger and the transactions contemplated hereby.

     5.18 RESIGNATIONS. The Company shall use commercially reasonable efforts to cause each director and officer of the Company and its subsidiaries to deliver to Parent, at least five business days before the Closing, written resignations from each such position as director or officer, in each case effective at or before the Effective Time.

                                    ARTICLE 6
                            CONDITIONS TO THE MERGER

     6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) SHAREHOLDER APPROVAL. The Company Shareholder Approval shall have been obtained.

          (b) REGISTRATION STATEMENT EFFECTIVE; PROXY STATEMENT. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

          (c) NO ORDER. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent), including under the HSR Act, which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or any other material transaction contemplated hereby. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

     6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct (without regard to any qualification or exception relating to materiality or Material Adverse Effect) on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent as of the Closing Date; provided, however, such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in (1) the first sentence of Section 3.2(a), (2) the first sentence of
Section 3.2(b) and (3) Section 3.3(a) (all of which representations in clauses
(1) through (3) shall be true and correct at the applicable times in all material respects), and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded).

          (b) AGREEMENTS AND COVENANTS. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

          (c) MATERIAL ADVERSE EFFECT. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement and be continuing.

          (d) OFFICER'S CERTIFICATE. The Company shall have received a certificate, in form and substance reasonably satisfactory to the Company, signed on behalf of Parent by an authorized officer of Parent, to the effect set forth in Sections 6.2(a), 6.2(b) and 6.2(c).

          (e) TAX OPINION. The Company shall have received an opinion of Wilson Sonsini Goodrich & Rosati, P.C., dated as of the Closing Date, in form and substance reasonably satisfactory to it, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, that the Merger will constitute a reorganization within the meaning of section 368(a) of the Code and that each of Parent and the Company will be a party to the reorganization within the meaning of section 368(a) of the Code, provided, however, that if Wilson Sonsini Goodrich & Rosati, P.C. does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to the Company if Foley Hoag LLP renders such opinion to the Company. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinion.

          (f) STOCK EXCHANGE LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the American Stock Exchange, subject to official notice of issuance.

     6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
Parent:

          (a) REPRESENTATIONS AND WARRANTIES. Each representation and warranty of the Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct (without regard to any qualification or exception relating to materiality or Material Adverse Effect) on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on the Company as of the Closing Date; provided, however, such Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in (1) the first sentence of Section 2.2(a), (2) the first sentence of
Section 2.2(b), (3) the first and third sentences of Section 2.3, and (4) Sections 2.4(a), 2.20, 2.21 and 2.23 (all of which representations in clauses
(1) through (4) shall be true and correct at the applicable times in all material respects), and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded).

          (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

          (c) MATERIAL ADVERSE EFFECT. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement and be continuing.

          (d) OFFICER'S CERTIFICATE. Parent shall have received a certificate, in form and substance reasonably satisfactory to Parent, signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company, to the effect set forth in Sections 6.3(a), 6.3(b) and 6.3(c).

          (e) TAX OPINION. Parent shall have received an opinion of Foley Hoag LLP, dated as of the Closing Date, in form and substance reasonably satisfactory to it, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, that the Merger will constitute a reorganization within the meaning of section 368(a) of the Code and that each of Parent and the Company will be a party to the reorganization within the meaning of section 368(a) of the Code, provided, however, that if Foley Hoag LLP does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to Parent if Wilson Sonsini Goodrich & Rosati, P.C. renders such opinion to Parent. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinion.

          (f) NO RESTRAINTS. There shall not be instituted or pending any action or proceeding by any Governmental Entity, including under the HSR Act, (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Parent or any of its subsidiaries of all or any portion of the business of the Company or any of its subsidiaries or of Parent or any of its subsidiaries or to compel Parent or any of its subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company or any of its subsidiaries or of Parent or any of its subsidiaries, (ii) seeking to impose or confirm limitations on the ability of Parent or any of its subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to shareholders or (iii) seeking to require divestiture by Parent or any of its subsidiaries of any such shares.

                                    ARTICLE 7
                        TERMINATION, AMENDMENT AND WAIVER

     7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the shareholders of Parent and the Company:

          (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

          (b) by either the Company or Parent if the Merger shall not have been consummated by December 3, 2007 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

          (d) by either the Company or Parent, if the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company shareholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain the Company Shareholder Approval shall have been caused by (i) the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement or (ii) a breach of any of the Voting Agreements by any director or executive officer party thereto;

          (e) by Parent (at any time prior to the Company Shareholder Approval) if a Triggering Event (as defined below) shall have occurred;

          (f) by the Company (at any time prior to the Company Shareholder Approval), upon a Change of Recommendation in connection with a Superior Proposal; provided, that contemporaneously with the termination of this Agreement, (i) the Company pays to Parent the Termination Fee (as defined in
Section 7.3(b)) and (ii) the Company enters into a definitive agreement to effect such Superior Proposal.

          (g) by the Company, upon a breach of any covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied, provided that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent, then the Company may not terminate this Agreement under this Section 7.1(g) for 30 days after delivery of written notice from the Company to Parent of such breach and intent to terminate, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(g) if such breach by Parent is cured during such 30-day period, or if the Company shall be in material breach of this Agreement); or

          (h) by Parent, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied, provided that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company, then Parent may not terminate this Agreement under this Section 7.1(h) for 30 days after delivery of written notice from Parent to the Company of such breach and intent to terminate, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(h) if such breach by the Company is cured during such 30-day period, or if Parent shall be in material breach of this Agreement).

     For the purposes of this Agreement, a "TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of the Company or any committee thereof shall for any reason have withheld or withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of the approval of the principal terms of the Merger; (ii) the Company shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of the Company in favor of the approval of the principal terms of the Merger; (iii) the Board of Directors of the Company fails publicly to reaffirm its recommendation in favor of the approval of the principal terms of the Merger within ten business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (iv) the Board of Directors of the Company or any committee thereof shall have approved or publicly recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; (vi) the Company shall have breached any of the provisions of Sections 5.2 or 5.4 (other than in an immaterial manner); or (vii) a tender or exchange offer relating to securities of the Company shall have been commenced by a person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten business days after such tender or exchange offer is first published sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

     7.2 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any proper termination of this Agreement under Section 7.1 will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     7.3 FEES AND EXPENSES.

          (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally (i) all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing with the SEC of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto (including SEC filing fees), and (ii) the applicable filing fees associated with the Antitrust Filings.

          (b) In the event that this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 7.1(b), 7.1(d), 7.1(e) or 7.1(f), the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a fee equal to $9,000,000 in immediately available funds (the "TERMINATION FEE"); provided, that in the case of a termination under Sections 7.1(b) or 7.1(d) prior to which no Triggering Event has occurred, (i) such payment shall be made only if (A) following the date of this Agreement and prior to the termination of this Agreement, a person has publicly announced an Acquisition Proposal and (B) within 12 months following the termination of this Agreement a Company Acquisition (as defined below) is consummated or the Company enters into a binding agreement providing for a Company Acquisition and (ii) such payment shall be made promptly, but in no event later than two days after the consummation of such Company Acquisition or the entry by the Company into such agreement; and provided further, that in the case of termination pursuant to Section

7.1(f), the Company shall pay the Termination Fee contemporaneously with the termination of this Agreement.

          (c) Each of the Company and Parent acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would enter into this Agreement. Accordingly, if the Company or Parent fails to pay in a timely manner amounts due pursuant to Section 7.3(b), and, in order to obtain such payment, the Company or Parent makes a claim for such amounts that results in a judgment against the other for the amounts described in Section 7.3(b), the judgment debtor shall pay to the judgment creditor its reasonable costs and expenses (including reasonable attorneys' fees and expenses as provided in Section 8.7(b)) in connection with such suit, together with interest on the amounts described in Section 7.3(b) (at the prime rate of Bank of America in effect on the date such payment was required to be made) from such date until the payment of such amount (together with such accrued interest). Payment of the fees described in Section 7.3(b) shall not be in lieu of damages incurred in the event of willful breach of this Agreement.

     For the purposes of this Agreement, "COMPANY ACQUISITION" shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries pursuant to which the shareholders of the Company immediately preceding such transaction hold or, in the case of a subsidiary, the Company holds, less than 50% of the aggregate equity interests in the surviving, resulting or parent entity of such transaction, (ii) a sale or other disposition by the Company or any of its subsidiaries of assets representing in excess of 50% of the aggregate fair market value of the Company's consolidated business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company or any of its subsidiaries), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company or any of its subsidiaries.

     7.4 AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and the Company.

     7.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                    ARTICLE 8
                               GENERAL PROVISIONS

     8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their express terms survive the Effective Time shall survive the Effective Time.

     8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

          (a)  if to Parent or Merger Sub, to:

               Inverness Medical Innovations, Inc.
               51 Sawyer Road, Suite 200
               Waltham, Massachusetts 02453
               Facsimile: (781) 647-3939
               Attention: Chairman, Chief Executive Officer and President and
                          General Counsel

               with a copy to:

               Foley Hoag LLP
               Seaport World Trade Center West
               155 Seaport Boulevard
               Boston, Massachusetts 02210
               Facsimile: (617) 832-7000
               Attention: William R. Kolb

          (b)  if to the Company, to:

               Cholestech Corporation
               3347 Investment Boulevard
               Hayward, California 94545
               Facsimile: (510) 732-7227
               Attention: President and Chief Executive Officer

               with a copy to:

               Wilson Sonsini Goodrich & Rosati, P.C.
               650 Page Mill Road
               Palo Alto, California 94304
               Facsimile: (650) 493-6811
               Attention: Robert P. Latta
                          Chris F. Fennell
                          Robert T. Ishii

     8.3  INTERPRETATION; CERTAIN DEFINED TERMS.

          (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are only for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Unless otherwise indicated to the contrary, (i) reference to an entity shall be deemed to include such entity and all direct and indirect subsidiaries of such entity, taken as a whole, and (ii) reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. Reference to an agreement herein is to such agreement as amended in accordance with its terms up to the date hereof. Reference to a statute herein is to such statute, as amended. Reference to forms, reports, documents and information filed or required to be filed with the SEC shall be deemed to include forms, reports, documents and information furnished or required to be furnished to the SEC.

          (b) For purposes of this Agreement, "KNOWLEDGE" means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter of (i) an individual, if used in reference to an individual, or (ii) any executive officer of such party, if used in reference to a person that is not an individual. Any such individual will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including e-mails sent to or by such individual) in, or that have been in, such individual's possession, including personal files of such individual.

          (c) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with any party means any change, event, circumstance or effect (whether or not such change, event, circumstance or effect constitutes a breach of a representation, warranty or covenant made by such party in this Agreement) that is or is reasonably likely to be materially adverse to the business, assets, capitalization, financial condition, operations or results of operations of such party taken as a whole with its subsidiaries, except to the extent that any such change, event, circumstance or effect proximately results from (i) changes in general economic or political conditions or changes generally affecting the industry in which such entity operates (provided that such changes do not affect such entity in a disproportionate manner), (ii) changes, effects or events resulting from the announcement or pendency of the Merger or from the taking of any action required by this Agreement, (iii) any change in the price at which the shares of a party are traded, in and of itself,
(iv) failure of a party to meet any particular revenue or earnings forecast or estimate for any period ending after the date of this Agreement, in and of itself, (v) in the case of the Company only, any act or failure to act by Parent, including the effects of any agreement to which Parent is a party or by which it is bound, (vi) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof (provided that such changes do not affect such entity in a disproportionate manner), (vii) in the case of the Company only, any litigation arising from allegations of a breach of fiduciary duty or misrepresentation in any disclosure, in each case relating to this Agreement or the transactions contemplated hereby, (viii) compliance by a party with the express terms of this Agreement or the failure by such entity or any of its subsidiaries to take any action that is prohibited by this Agreement, or (ix) changes in Legal Requirements or GAAP (or any generally accepted interpretations of GAAP) applicable to such entity.

          (d) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

          (e) For purposes of this Agreement, "SUBSIDIARY" of a specified entity will be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

     8.4 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5 ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement, its Exhibits and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Parent Disclosure Schedule constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this agreement other than (a) as specifically provided in
Section 5.10 and (b) after the Effective Time, the rights of holders of shares of the Company's capital stock to receive the merger consideration specified in
Section 1.6.

     8.6 SEVERABILITY. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7  OTHER REMEDIES; SPECIFIC PERFORMANCE; FEES.

          (a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          (b) If any action, suit or other proceeding (whether at law, in equity or otherwise) is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover, in addition to any other remedy granted to such party therein, all such party's costs and attorneys fees incurred in connection with the prosecution or defense of such action, suit or other proceeding.

     8.8 GOVERNING LAW; SUBMISSION TO JURISDICTION. The Merger shall be governed by and construed in accordance with the laws of the State of California. Other than the Merger, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (a) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of any Delaware State court (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in Delaware); (b) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in such Delaware State court (or, if applicable, such Federal court); (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such Delaware State court (and, if applicable, such Federal court); and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such Delaware State court (or, if applicable, such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

     8.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 ASSIGNMENT. No party may assign (whether by operation of law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto provided, however, that the consent of the Company shall not be required for:
(a) an assignment by Parent and/or Merger Sub of any or all of its or their rights (but not obligations) hereunder to any one or more of its lenders; (b) an assignment by Parent of this Agreement and its rights and obligations hereunder to any one or more of its Affiliates, provided that Parent remains liable and responsible for fulfillment of all of its obligations hereunder by such Affiliate or Affiliates; and (c) an assignment by Parent of this Agreement and its rights and obligations hereunder in connection with the sale, however effected (whether through a merger, sale of stock, sale of all or substantially all of the assets, or a similar business combination) of all or substantially all of the stock or assets of Parent or one of its Affiliates, provided that the acquirer agrees in writing to assume and fulfill the obligations of Parent under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section 8.10 shall be void.

     8.11 WAIVER OF JURY TRIAL. EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                     *****

     IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Reorganization to be executed by their duly authorized respective officers as of the date first written above.

                                        INVERNESS MEDICAL INNOVATIONS, INC.


                                        By: /s/ Ron Zwanziger
                                            ------------------------------------
                                            Ron Zwanziger, President and Chief
                                            Executive Officer


                                        IRIS MERGER SUB, INC.


                                        By: /s/ John Yonkin
                                            ------------------------------------
                                            John Yonkin, President and Chief
                                            Executive Officer


                                        CHOLESTECH CORPORATION


                                        By: /s/ Warren E. Pinckert II
                                            ------------------------------------
                                            Warren E. Pinckert II, President and
                                            Chief Executive Officer

                                LIST OF EXHIBITS

Exhibit A Form of Voting Agreement